EXHIBIT 99.1

Repros' Proellex(R)-V Shows Consistent Efficacy in Uterine Fibroids Phase 2 Study

  Consistent efficacy across all 3 endpoints after 4 months of treatment at 12mg vaginal dose
  Company anticipates full clinical results at or around year end
  End of Phase 2 meeting with FDA projected for Q1 2013 with advancement to Phase 3 thereafter

THE WOODLANDS, Texas, July 23, 2012 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced it will complete enrollment in its Proellex®-V, or vaginally delivered Proellex® Phase 2 study in the treatment of uterine fibroids at the end of this month. The Company believes it will be able to report study results near year end with the goal to move to Phase 3 early next year.

The first 7 subjects at the 12 mg dose have completed 4 months of treatment in the single blind study. During the placebo run in phase the mean menstrual blood loss as determined by the Pictorial Blood Loss Assessment Chart (PBAC) was 117.7 mL (st.dev. 80.7). At the end of four months of treatment all 7 women stopped menstruating and all reported a PBAC score of 0 (p=0.002). At the same time there was a statistically significant and highly clinical meaningful reduction in Uterine Fibroid Symptom Quality of Life Survey (UFSQOL) scores. The mean UFSQOL score at baseline was 43.8 and at the end of four months the mean score was 1.33 (p=0.001). Both bleeding and bulk related symptoms assessed by the UFSQOL were dramatically reduced with 6 of 7 subjects responding they no longer experienced any fibroid related symptoms. To put the UFSQOL scores in perspective, women with fibroids typically score 40 or higher, whereas women without fibroids report scores of approximately 20. The one woman that reported fatigue had a total score of 9.4.

Change in fibroid volume determined by MRI was also assessed and a statistically significant (chi square analysis) median reduction of total fibroid volume of 36% was observed. The Company believes the clinically significant change in overall symptoms reported in the UFSQOL is consistent with these substantial size reductions.

Planning is complete for the 1 year open label safety study required by the FDA for all NDA submissions. To date, Proellex®-V has been very well tolerated.

Repros is developing Proellex®-V for significant fibroid size reduction and symptom elimination, with the goal of avoiding surgery. Approximately 20% of women of reproductive age in the U.S. have symptomatic fibroids, with roughly 300,000 hysterectomies performed annually as a consequence. There is no approved chronic drug therapy for treatment of this debilitating condition.

About ZPV-200

ZPV-200 is a single blind, placebo run-in, 3 or 4 month, 4 arm study comparing vaginally delivered Proellex®-V doses of 3, 6, 12 and 24 mg in women with confirmed uterine fibroids to baseline conditions. In addition to baseline and 3 or 4 month pharmacokinetics, efficacy endpoints include change in PBAC scores, a preferred FDA endpoint, change in UFSQOL and change in fibroid size by MRI. Safety endpoints include frequent assessment of complete liver panel tests and changes in endometrial conditions. Based on previous studies, the Company believes results from both key safety parameters will not present any unexpected or adverse observations. Up to 48 women will be enrolled in the study. The Company expects the study to be completed in 2012 with the next step being progression to Phase 3.

About Proellex®-V

Proellex®-V is a proprietary vaginal delivery formulation of telapristone acetate, the active ingredient in Proellex®. Telapristone acetate is an anti-progestin that opposes the action of the female hormone progesterone. When an effective oral dose of telapristone is administered to a woman, she stops menstruating. This cessation of menses has an obvious direct effect on symptoms such as excessive menstrual bleeding associated with uterine fibroids and painful menses associated with endometriosis. At the same time, unlike drugs that suppress estrogen production, a woman's ovaries continue to produce levels of estrogen that maintain bone mineral density while she is receiving telapristone. Telapristone acetate has been shown to significantly suppress the proliferative effect of progesterone on progesterone sensitive tissues, as well as increase pro-apoptotic events making it an ideal drug candidate to shrink progesterone sensitive tumors such as uterine fibroids.

Repros holds exclusive worldwide rights to a composition of matter patent covering telapristone acetate. The company also holds other issued and pending patents associated with its Proellex® family of technologies.

Joseph S. Podolski, President and CEO of Repros, commented, "We are very pleased with the clinical response in the first cohort and the prospects of continued success for the 12 and 24 mg doses. We look forward to sharing our future progress with the Proellex®-V program on a regular basis with the investment community."

About Repros Therapeutics Inc. ®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q.These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations:
         Thomas Fechtner
         The Trout Group
         (646) 378-2931
         tfechtner@trouptgroup.com